Exhibit 99.1

Covad News Media Contact:	Covad Investor Relations:
Kathleen Greene	Susan Crawford, VP FP&A & Investor Relations
Covad Communications	Covad Communications
408.616.6976	408.434.2130
kgreene@covad.com	InvestorRelations@covad.com

COVAD COMMUNICATIONS GROUP ANNOUNCES
SECOND QUARTER 2003 RESULTS

Line Count Increases 19% In First Six Months And 9% In Second Quarter;
Company Lowers Operating Expense

SANTA CLARA, Calif., (July 31, 2003) – Covad Communications Group, Inc. (OTCBB: COVD), a leading national broadband service provider of high-speed Internet and network access, today reported results for the second quarter ended June 30, 2003. During the second quarter, Covad:

•	Increased digital subscriber lines by 36,000 to over 453,000, a nine percent increase over lines in service at the end of the first quarter of 2003;

•	Added over 72,000 lines in the first six months of 2003, a nineteen percent increase since year-end 2002;

•	Improved revenue to $92.4 million compared to first quarter 2003 revenue of $90.9 million;

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) was a loss of $8.4 million compared to a loss of $15.7 million in the first quarter of 2003;

•	Posted a net loss of $27.3 million, or $0.12 per share, compared to a net loss of $34.7 million, or $0.16 per share, for the first quarter of 2003.

“Working in a very dynamic environment, we delivered another quarter of growth by achieving improvement in every major operating area,” said Charles Hoffman, president and chief executive officer of Covad. “We added to and expanded our strategic partnerships with large national providers such as EarthLink, AT&T and AOL. Our direct sales arm, Covad Broadband Solutions, continued to focus on the valuable small business market. In addition, we entered into an agreement to acquire up to 23,000 lines from Qwest at an attractive valuation. These efforts, along with the introduction of a significant cost-reduction program, are proof that Covad is successfully executing its business strategy of being the only operator of a national broadband network, while simultaneously remaining on track to deliver on our profitability goals.”

Revenue

Total revenue for the second quarter of 2003 was $92.4 million, compared to $90.9 million for the first quarter of 2003. The Company’s wholesale subscribers contributed $71.5 million of revenue, or 77 percent, while direct subscribers contributed $20.9 million of revenue, or 23 percent. At June 30, 2003, Covad had approximately 395,000 wholesale and approximately 58,000 direct lines in service.

For the second quarter of 2003, broadband subscription billings were $76.1 million compared to $70.9 million for the first quarter of 2003. Management believes broadband subscription billings are a useful measure for investors as they represent a key indicator of the growth of the Company’s core business. Please refer to the Selected Financial Data, including Note 3, for a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure.

Gross Margin, SG&A, and EBITDA

Gross margin was 26 percent for the second quarter of 2003, compared to 24 percent for the first quarter of 2003. Sales, marketing, general and administrative expenses were $32.3 million for the second quarter of 2003, compared to $37.4 million for the first quarter of 2003.

EBITDA for the second quarter of 2003 was a loss of $8.4 million, compared to an EBITDA loss of $15.7 million in the first quarter of 2003. Please refer to the Selected Financial Data, including Note 2, for a reconciliation of this non-GAAP financial performance measure to the most comparable GAAP measure.

Net Loss and Loss from Operations

Net loss for the second quarter of 2003 was $27.3 million, or $0.12 per share, compared to a net loss of $34.7 million, or $0.16 per share, for the first quarter of 2003. Loss from operations for the second quarter of 2003 was $26.2 million, compared to $34.3 million in the first quarter of 2003.

Balance Sheet

As of June 30, 2003, cash, cash equivalent and short-term investment balances, including restricted cash, were $154.6 million compared to combined balances of $177.8 million as of March 31, 2003. Second quarter net cash usage of $23.2 million included capital expenditures of approximately $13.8 million. These expenditures were primarily comprised of equipment purchases to support line growth and $3.8 million for the purchase of approximately 23,000 Qwest subscribers that are scheduled to be migrated in the third quarter of 2003.

“The second quarter results reflect our continuing commitment to growth and measurable progress toward profitability,” said Mark Richman, chief financial officer of Covad. “Our strategic investments to boost line count growth are paying off, and we achieved our highest ever quarterly broadband subscription billings at $76.1 million. We also undertook a cost reduction program, which resulted in substantial improvements in our operating expenses, most notably in SG&A. We have made good progress in streamlining and leveraging our operating model, which will allow us to continue investing in our growth strategy.”

Richman continued, “We will continue to look for opportunities to make key investments in line count growth, such as this quarter’s acquisition of the Qwest lines. We expect to incur additional customer acquisition costs associated with these anticipated deals, as we believe both organic and inorganic revenue growth will drive long-term profitability.”

Operating Statistics

•	Covad had approximately 264,000 consumer lines in service at the end of the second quarter of 2003, which represents 58 percent of its total lines. Covad ended the second quarter of 2003 with approximately 189,000 business lines in service, which represents the remaining 42 percent of its total lines. Consumer lines represented approximately 56 percent of total lines at the end of the first quarter of 2003 with business lines representing the balance.

•	Weighted Average Revenue Per User (ARPU) was approximately $59 during the second quarter of 2003, no change from the first quarter of 2003.

•	Net customer disconnections, or churn, averaged approximately 3.4 percent in the second quarter compared to 3.3 percent in the first quarter of 2003. During the second quarter Covad changed how it calculates churn to exclude cancellations in the first 30 days after a line is in service. The previously reported churn for the first quarter of 2003 was 3.6 percent.

Business Segments

To further enhance customer service and sales and marketing efficiency, Covad divides its business into two segments. Covad Broadband Solutions (CBS) focuses on direct sales to small business and small office home office (SoHo) end-users, as well as small- and medium-sized resellers. Covad Strategic Partnerships (CSP) serves Covad’s largest customers and partners, primarily through wholesale agreements with ISPs and telecommunication carriers that deliver broadband to consumer and business end-users. CBS ended the second quarter of 2003 with approximately 99,000 lines in service, and CSP ended the second quarter of 2003 with approximately 354,000 lines in service. CBS revenue for the second quarter of 2003 was $35.5 million, and CSP revenue in the second quarter of 2003 was $56.9 million.

Business Outlook

Covad currently expects revenue for the third quarter of 2003 to be in the range of $95 million to $98 million with subscriber growth in the range of 50,000 to 55,000 lines. Broadband subscription billings for the third quarter of 2003 are expected to be in the range of $82 million to $85 million.

For the third quarter of 2003, Covad currently expects the net loss to be in the range of $29 million to $33 million, and EBITDA loss to be in the range of $4 million to $7 million, excluding $7 million of migration expenses associated with the Qwest line acquisition. These migration expenses include customer support, field support and customer premise equipment (CPE). Net usage of cash, cash equivalents and short-term investments in the third quarter of 2003 is expected to be in the range of $15 million to $20 million, excluding $7 million of migration expenses associated with the Qwest line acquisition. Covad continues to believe it has a solid business plan, which will be adjusted, if necessary, as more information regarding the specifics of the Federal Communications Commission’s Triennial Review are published.

Hoffman added, “Covad’s goals are to make broadband better for our partners and our customers, and to achieve growth and profitability for our shareholders. We will continue to leverage our critical ingredients to enable our customers and partners to experience the best broadband available. We will also pursue expanded reach into the consumer market by working with strategic partners to use line splitting to offer DSL in bundles with voice products. Finally, we plan to grow the business segment by expanding our customer base and the services we offer in that attractive market.”

Conference Call Information

Covad will conduct a conference call to discuss these financial results on Thursday, July 31 at 8:30 a.m. Eastern Time (ET)/ 5:30 a.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Covad web site at www.covad.com/companyinfo/investorrelations. Investors and press may also listen by telephone to the call by dialing 706-634-1308 and are advised to call in ten minutes prior to the start time. The conference call telephone replay will be available approximately two hours after the call conclusion until 9:00 p.m. PT on Monday August 4, 2003 by dialing 800-642-1687 or 706-645-9291, pass code 527807. The webcast will be available through our website until July 31, 2004.

About Covad Communications

Covad is a leading national broadband service provider of high-speed Internet and network access utilizing Digital Subscriber Line (DSL) technology. It offers DSL, T1, managed security, IP and dial-up services and bundled voice and data services directly to end users and to Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad’s network currently serves 96 of the top Metropolitan Statistical Areas (MSAs) and covers more than 40 million homes and businesses or approximately 45 percent of all US homes and businesses. Corporate headquarters is located at 3420 Central Expressway, Santa Clara, CA 95051. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this press release that are not historical facts are “forward-looking statements,” including Covad’s expected revenue, net loss, EBITDA, broadband subscription billings, net usage of cash, cash equivalents and short-term investments and other financial measures, anticipated subscriber growth, anticipated churn, and the statements made by the president and CEO and CFO and the assumptions underlying such statements. Actual events or results may differ materially as a result of risks facing Covad or actual results differing from the assumptions underlying such statements. Such risks and assumptions include, but are not limited to, future FCC rulemaking, the terms and interpretations of the decision announced February 20, 2003 by the FCC, Covad’s ability to continue as a going concern, to continue to service and support its customers, to successfully market its services to current and new customers, to manage the consolidation of sales to a fewer number of wholesale customers, to successfully migrate end users, Covad’s ability to generate customer demand, to achieve acceptable pricing, to respond to competition, to develop and maintain strategic relationships, to manage growth, to receive timely payment from customers, to access regions and negotiate suitable interconnection agreements, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory, legislative, and judicial developments and the absence of an adverse result in litigation against Covad. Covad disclaims any obligation to update any forward-looking statement contained in this press release. All forward-looking statements are expressly qualified in their entirety by the “Risk Factors” and other cautionary statements included in Covad’s SEC Annual Report on Form 10-K for the year ended December 31, 2002 and the 10-Q for the quarter ended March 31, 2003, along with Current Reports on Form 8-K filed from time to time with the SEC.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(In thousands)

Selected Balance Sheet Data	As of	As of
	Jun 30, ’03	Mar 31, ’03

Cash, cash equivalents, and short term investments	$154,199	$177,398
Restricted cash and investments	400	400
Accounts receivable, net	25,105	24,536
All other current assets	18,792	17,090
Property, equipment, collocation fees, and other intangible assets, net	136,979	141,744
Deferred costs of service activation	34,668	37,113
All other long-term assets	8,652	9,111

Total assets	$378,795	$407,392

Total current liabilities	$117,994	$116,315
Long-term debt	50,000	50,000
Collateralized customer deposit	64,183	66,261
Deferred gain on consolidation of subsidiary	53,963	53,963
Unearned revenues	68,132	70,441
Total stockholders’ equity	24,523	50,412

Total liabilities and stockholders’ equity	$378,795	$407,392

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(In thousands, except per share amounts)

Consolidated Condensed Statements of Operations Data	Three Months Ended			Six Months Ended

	Jun 30, ’03	Mar 31, ’03	Jun 30, ’02	Jun 30, ’03	Jun 30, ’02

Revenues, net	$92,445	$90,860	$97,733	$183,305	$199,399
Operating expenses:
Network and product costs	68,727	69,024	76,262	137,751	166,456
Sales, marketing, general and administrative	32,300	37,379	33,833	69,679	71,037
Provision for bad debts (bad debt recoveries), net	(164)	198	2,116	34	2,043
Depreciation and amortization of property and equipment	13,752	14,593	28,531	28,345	59,384
Amortization of collocation fees and other intangible assets	4,024	3,996	3,661	8,020	7,290
Provision for restructuring expenses	—	—	—	—	—
Provision for long-lived asset impairment	—	—	—	—	—
Litigation-related expenses	—	—	(7,146)	—	(10,913)

	118,639	125,190	137,257	243,829	295,297

Loss from operations	(26,194)	(34,330)	(39,524)	(60,524)	(95,898)
Other income (expense), net	(1,093)	(392)	(1,269)	(1,485)	(1,734)

Net loss	$(27,287)	$(34,722)	$(40,793)	$(62,009)	$(97,632)

Basic and diluted net loss per share	$(0.12)	$(0.16)	$(0.19)	$(0.28)	$(0.45)

Weighted average number of common shares used in computing basic and diluted net loss per share	223,724,040	223,444,624	219,350,005	223,585,104	218,122,972

Gross Margin (Note 1)	$23,718	$21,836	$21,471	$45,554	$32,943
%	25.7%	24.0%	22.0%	24.9%	16.5%

EBITDA Calculation (Note 2)	Three Months Ended			Six Months Ended

	Jun 30, ’03	Mar 31, ’03	Jun 30, ’02	Jun 30, ’03	Jun 30, ’02

Net Loss	$(27,287)	$(34,722)	$(40,793)	$(62,009)	$(97,632)
Plus: Other (income) expense, net	1,093	392	1,269	1,485	1,734
Depreciation and amortization of property and equipment	13,752	14,593	28,531	28,345	59,384
Amortization of collocation fees and other intangible assets	4,024	3,996	3,661	8,020	7,290

EBITDA (Note 2)	$(8,418)	$(15,741)	$(7,332)	$(24,159)	$(29,224)

Cash Flows Calculation	Three Months Ended			Six Months Ended

	Jun 30, ’03	Mar 31, ’03	Jun 30, ’02	Jun 30, ’03	Jun 30, ’02

Net decrease in cash and cash equivalents	$(23,199)	$(27,270)	$(9,839)	$(50,469)	$(47,290)
Less: Cash paid for Qwest lines	3,750	0	0	3,750	0

Net decrease in cash and cash equivalents
excluding Qwest lines acquisition	$(19,449)	$(27,270)	$(9,839)	$(46,719)	$(47,290)

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(In thousands, except key operating data)

Consolidated Revenue Data	Three Months Ended			Six Months Ended

	Jun 30, ’03	Mar 31, ’03	Jun 30, ’02	Jun 30, ’03	Jun 30, ’02

Broadband subscription billings (Note 3)	$76,101	$70,948	$66,060	$147,049	$132,678
High-capacity circuit billings	5,036	5,797	7,444	10,833	15,637
Dial-up billings	1,528	1,733	2,755	3,261	6,890

Total Billings, net	$82,665	$78,478	$76,259	$161,143	$155,205
Financially distressed partners (Note 4)	88	(241)	950	(153)	2,345
Customer rebates and incentives not subject to deferral (Note 5)	(4,755)	(3,267)	(25)	(8,022)	(25)
Other revenues, net (Note 6)	14,447	15,890	20,549	30,337	41,874

Revenues, net	$92,445	$90,860	$97,733	$183,305	$199,399

Consolidated Network & Product Costs Data	Three Months Ended			Six Months Ended

	Jun 30, ’03	Mar 31, ’03	Jun 30, ’02	Jun 30, ’03	Jun 30, ’02

Direct Cost of Total Billings, net (Note 8)	$17,072	$17,332	$16,875	$34,404	$35,587
Other Network and Product Costs (Note 9)	51,655	51,692	59,387	103,347	130,869

Network and Product Costs	$68,727	$69,024	$76,262	$137,751	$166,456

Key Operating Data	Three Months Ended

	Jun 30, ’03	Mar 31, ’03	Jun 30, ’02

Total Company
Lines
Wholesale	394,874	361,850	330,050
Direct	58,585	55,406	27,317
Total Company	453,459	417,256	357,367
Total Company ARPU	$59	$59	$62
Business
Lines	189,379	184,723	176,575
ARPU	$90	$88	$88
Consumer
Lines	264,080	232,533	180,792
ARPU	$35	$35	$35

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA
(In thousands)

Three Months Ending September 30, 2003 — Business Outlook

EBITDA Calculation (Note 2)	Three Months Ending
	Sep 30, '03

	Projected Range of Results

Net Loss	$(29,000)	to	$(33,000)
Plus: Other (income) expense, net	500	to	1,000
Depreciation and amortization of property and equipment	14,000	to	14,500
Amortization of collocation fees and other intangible assets	3,500	to	3,500

EBITDA (Note 2)	$(11,000)	to	$(14,000)
Less: Qwest line migration expenses	7,000	to	7,000

EBITDA excluding Qwest line migration expenses (Note 2)	$(4,000)	to	$(7,000)

Cash Flows Calculation	Three Months Ending
	Sep 30, '03

	Projected Range of Results

Net decrease in cash and cash equivalents	$(22,000)	to	$(27,000)
Less: Qwest line migration expenses	7,000	to	7,000

Net decrease in cash and cash equivalents excluding Qwest line migration expenses	$(15,000)	to	$(20,000)

Consolidated Revenue Data	Three Months Ending
	Sep 30, '03

	Projected Range of Results

Broadband subscription billings (Note 3)	$82,000	to	$85,000
High-capacity circuit billings	4,000	to	5,000
Dial-up billings	1,400	to	1,500

Total Billings, net	$87,400	to	$91,500
Financially distressed partners (Note 4):	—	to	(1,500)
Customer rebates and incentives not subject to deferral (Note 5)	(9,000)	to	(12,000)
Other revenues, net (Note 6)	16,600	to	20,000

Revenues, net	$95,000	to	$98,000

Three Months Ending March 31, 2004 — EBITDA Breakeven

EBITDA Calculation (Note 2)	Three Months Ending
	Mar 31, '04

	Projected Results

Net Loss	$(15,000)	to	$(13,000)
Plus: Other (income) expense, net	$1,000	to	$1,000
Depreciation and amortization of property and equipment	14,000	to	14,000
Amortization of collocation fees and other intangible assets	3,000	to	3,000

EBITDA (Note 2)	$3,000	to	$5,000

Notes to Unaudited Selected Financial Data

1.	Gross margin is calculated by subtracting network and product costs from revenues, net.

2.	Management believes that Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), defined as net loss prior to (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets and (iii) other income (expense), net is a useful measure because it provides additional information about the Company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. EBITDA generally excludes the effect of capital costs.

3.	Broadband subscription billings is defined as customer bills issued within the period for services provided during such period (or to be provided in future periods). Broadband subscription billings exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services, and high- capacity circuits. Broadband subscription billings include bills issued to customers that are classified as financially distressed and whose revenue is recognized when cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes broadband subscription billings is a useful measure for investors as it represents a key indicator of the growth of the Company’s core business.

4.	When the Company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, significant timing differences may occur from the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 101 deferrals (refer to Note 7 below for a discussion of SAB 101), FUSF and dial-up charges billed to our customers and other revenues not subject to SAB 101 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In the fourth quarter of 2000, retroactive to January 1, 2000, the Company adopted an accounting policy to account for up-front fees associated with service activation and the related incremental direct costs in accordance with SAB 101.The Company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 months, using the straight-line method. The Company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 months.

8.	Direct costs of total billings, net consists of monthly charges we receive from telecommunications carriers to support the delivery of broadband services to our customers. Direct costs of total billings, net includes the on-going costs associated with high-capacity circuits provisioned for our wholesalers and the costs associated with local loops provisioned for our broadband and dial-up end-users.

9.	Other network and product costs consist of all other costs, excluding depreciation and amortization, associated with operating, maintaining and monitoring our networks and delivering service to our customers.

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